Exhibit 99.1

Company Contact:	Jeff Hall Chief Financial Officer (408) 875-6800 jeff.hall@kla-tencor.com Kyra Whitten Sr. Director, Corporate Communications (408) 875-7819 kyra.whitten@kla-tencor.com

FOR IMMEDIATE RELEASE
KLA-TENCOR WILL RESTATE FINANCIAL STATEMENTS
RELATED TO STOCK OPTIONS
SAN JOSE, Calif., September 28, 2006 — KLA-Tencor Corporation (NASDAQ: KLAC) today announced that it will restate previously issued financial statements to correct the Company’s past accounting for stock options. Based on a report received from a Special Committee of the Board of Directors, the Board concluded that incorrect measurement dates for certain stock option grants were used for financial accounting purposes, principally during the periods July 1, 1997 through June 30, 2002. As a result, the Company will be required to record non-cash charges for compensation expenses relating to those past stock option grants.
The Company has not determined the exact amount of such charges, the resulting tax and accounting impact, or which specific reporting periods may require restatement. Accordingly, the Company is filing a Form 8-K today stating that the financial statements and all earnings and press releases and similar communications issued by the Company relating to periods beginning on or after July 1, 1997, should no longer be relied upon. KLA-Tencor intends to file its restated financial results and Annual Report on Form 10-K as quickly as practicable.
KLA-Tencor does not anticipate that the restatement will have any impact on the Company’s historical revenues. Any stock-based compensation charges incurred as a result of the restatement would have the effect of decreasing reported income or increasing reported loss from operations, and decreasing reported net income or increasing reported net loss, and decreasing reported retained earnings amounts contained in the Company’s historical financial statements for the affected periods.
Forward Looking Statements: Statements in this press release regarding KLA-Tencor’s expected restatement of historical financial statements are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to, the final conclusions of the Board of Directors, the Special Committee, the Audit Committee, and the Company’s independent public accountants concerning matters related to the company’s stock option grants.
About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com
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